Exhibit 10.1

[VIACOM LETTERHEAD]

March 5, 2007

Michael D. Fricklas

c/o Viacom Inc.

1515 Broadway

New York, New York 10036

Dear Mr. Fricklas:

Reference is made to your employment agreement with Viacom Inc. (“Viacom”), dated as of May 1, 2000, as amended by letter agreements dated April 1, 2003 and April 12, 2005 (your “Employment Agreement”). All defined terms used without definitions shall have the meanings provided in your Employment Agreement.

This letter, when fully executed below, shall amend your Employment Agreement as follows:

1. Term. Paragraph 1 shall be amended to change the date representing the end of the Term in the first and second sentences from “January 31, 2008” to “May 31, 2010”.

2. Duties. Paragraph 2 shall be amended to replace the second sentence with the following sentence:

“You will be Executive Vice President, General Counsel and Secretary of Viacom, and you agree to perform all duties reasonable and consistent with that office as may be assigned to you from time to time by the President and Chief Executive Officer (the “CEO”) or, if designated by the CEO, the Chief Operating Officer, if any.”

3. Compensation/Salary. Paragraph 3(a) shall be amended to add after the last sentence the following sentence:

“Commencing March 1, 2007, your Salary will be One Million Dollars ($1,000,000) a year.”

Michael D. Fricklas

March 5, 2007

4. Compensation/Bonus Compensation. (a) Paragraph 3(b)(ii) shall be amended to add after the last sentence thereof the following sentence:

“(ii)	Notwithstanding the foregoing with respect to your Target Bonus for calendar year 2007, your Target Bonus for calendar year 2007 shall be One Million Five Hundred Fifty Thousand Dollars ($1,550,000). Your Bonus may be prorated for any portion of the calendar year that you were employed by Viacom.”

(b)	Paragraph 3(b)(iii) shall be amended to replace the “February 28th” date therein with “March 15th”.

5. Compensation/Long-Term Incentive Plans. (a) Paragraph 3(c) shall be amended to replace paragraph 3(c)(ii) with the following paragraph:

“(ii)	Annual Long-Term Compensation. Beginning with the 2006 calendar year, you will be eligible to receive annual grants of long-term compensation under the LTMIP (as defined below), as determined by the Viacom Compensation Committee, based on a target value of Three Million Dollars ($3,000,000), determined and modified with respect to 2007 in a manner consistent with Viacom executive officers (excluding the Executive Chairman, CEO and Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer) receiving such awards, and determined and modified in subsequent years as reasonably determined by the CEO and, if required, the Viacom Compensation Committee.”

(b)	Paragraph 3(c) shall be amended by adding a new clause (iii) at the end thereof which reads as follows:

“(iii)	Special RSU Grant. In addition to all other LTMIP compensation for which you are eligible hereunder, on March 15, 2007 (the “Special RSU Grant Date”), you shall receive a grant under the LTMIP of the number of restricted share units having an aggregate value of $2,500,000 on the Special RSU Grant Date (determined by dividing $2,500,000 by the closing price of a share of the Class B Common Stock during regular trading on the NYSE on such Special RSU Grant Date), vesting in three equal installments commencing on May 31, 2008, and having such other terms and conditions as the restricted share units with time-vesting previously authorized for grant to certain employees on May 24, 2006 under the LTMIP.”

6. Compensation/Deferred Compensation. Paragraph 3(d) shall be amended to change the end of the period for which you earn Deferred Compensation in the first sentence from “January 31, 2008” to “February 28, 2007.”

Michael D. Fricklas

March 5, 2007

7. Compensation. Paragraph 3 shall be amended to replace clause (e) with the following:

“(e)	Discretionary Review. The amount of your Salary and Target Bonus will be subject to a discretionary annual merit review on or about January 1, 2008 and January 1, 2009, and may, at that time, be increased but not decreased.”

8. Business Expenses. Paragraph 5 shall be amended by deleting the last sentence thereof.

9. Disability. Paragraph 7 shall be amended by adding the following as the last sentence thereof:

“With respect to any performance share units or other equity awards with performance criteria that have been granted to you under the LTMIP after January 1, 2007 (“PSUs”) for which the applicable performance period for any such award has not ended prior to the date on which benefits commence for you under the LTD program, the number of shares of Viacom Class B Common Stock to be delivered to you with respect to such PSU award shall be determined based on valuation criteria for such shortened performance period ending on the date on which benefits commence for you under the LTD program, multiplied by a fraction, the numerator of which is the number of days starting with and inclusive of the first date of the relevant performance period and ending on and inclusive of the date on which benefits commence for you under the LTD program and the denominator of which is the number of days in the full three-year performance period. Such shares shall be delivered in full settlement of the PSUs in accordance with the LTMIP and the terms and conditions applicable to the PSUs (the “PSU Terms and Conditions”). Your award will be forfeited in full, and no shares will be delivered if your employment terminates before the end of the performance period for any reason other than as provided in Paragraphs 7, 8(b), 8(c) and 9”

10. Termination/Good Reason Termination. Paragraph 8(b) shall be amended to provide that clause (ii) in the definition of “Good Reason” in the fourth sentence shall read in its entirety as follows:

“(ii)	the withdrawal of material portions of your duties described in paragraph 2 or a change in your reporting relationships such that you do not report directly and solely to the CEO or, if designated by the CEO, the Chief Operating Officer, if any;”

11. Termination/Termination Payments/Benefits. (a) Paragraph 8(d)(iii) shall be amended to add at the end thereof the following proviso:

Michael D. Fricklas

March 5, 2007

“provided that the total severance payment you receive pursuant to clauses 8(d)(i), 8(d)(ii) and 8(d)(iii) with respect to periods subsequent to the date of such termination shall in no event exceed two times the sum of your Salary and Target Bonus in the calendar year in which such termination occurs;”

(b)	Paragraph 8(d) shall be amended to delete clause 8(d)(iv).

(c)	Clause 8(d)(viii) shall be amended to change the end of the period for which you earn Deferred Compensation from “January 31, 2008” to “February 28, 2007”.

(d)	Paragraph 8(d) shall be amended by adding the following clause (ix) thereto:

“(ix)	With respect to any PSUs for which the applicable performance period for any such award has not ended prior to the date of such termination, the number of shares of Viacom Class B Common Stock to be delivered to you with respect to such PSU award shall be determined based on valuation criteria for such shortened performance period ending on the date of such termination, multiplied by a fraction, the numerator of which is the number of days starting with and inclusive of the first date of the relevant performance period and ending on and inclusive of the date of such termination and the denominator of which is the number of days in the full three-year performance period. Such shares shall be delivered in full settlement of the PSUs in accordance with the PSU Terms and Conditions. Your award will be forfeited in full, and no shares will be delivered if your employment terminates before the end of the performance period for any reason other than as provided in Paragraphs 7, 8(b), 8(c) and 9”

12. Non-Renewal. In consideration of the reduction of your salary reflected in the amendment to Paragraph 3(a) above, Paragraph 8(e) shall be amended by replacing in each of clauses (i) and (ii) the phrase “your then-current Salary” with the phrase “1.5 times your then-current Salary”.

13. Termination of Benefits. Paragraph 8(f) shall be amended by adding to the last sentence thereof the following words “and paragraph 8(d)(ix)”.

14. Death. Paragraph 9 shall be amended by adding the following as the last sentence thereof:

“With respect to any PSUs for which the applicable performance period for any such award has not ended prior to the date of your death, the number of shares of Viacom Class B Common Stock to be delivered to you with respect to such PSU award shall be determined based on valuation criteria for such shortened performance period ending on the date of your death, multiplied by a fraction, the numerator of which is the number of days starting with and inclusive of the first date of the relevant

Michael D. Fricklas

March 5, 2007

performance period and ending on and inclusive of the date of your death and the denominator of which is the number of days in the full three-year performance period. Such shares shall be delivered in full settlement of the PSUs in accordance with the PSU Terms and Conditions. Your award will be forfeited in full, and no shares will be delivered if your employment terminates before the end of the performance period for any reason other than as provided in Paragraphs 7, 8(b), 8(c) and 9”

15. Miscellaneous. Paragraph 20 shall be amended by replacing it in its entirety with the following:

“20. Deductions and Withholdings, Payment of Deferred Compensation, Section 409A.

(a)	All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law.

(b)	Notwithstanding any other provision of this Agreement, any payment or settlement triggered by termination of your employment with Viacom shall not be made until six months and one day following your termination date if such delay is necessary to avoid the imposition of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended. Viacom, after consulting with you, may amend this Agreement or the terms of any award provided for herein in any manner that Viacom considers necessary or advisable to ensure that cash compensation, equity awards or other benefits provided for herein are not subject to United States federal income tax, state or local income tax or any equivalent taxes in territories outside the United States prior to payment, exercise, vesting or settlement, as applicable, or any tax, interest or penalties pursuant to Section 409A. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to you. This paragraph 20(b) does not create an obligation on the part of Viacom to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A.

Except as herein amended, all other terms and conditions of your Employment Agreement shall remain the same and your Employment Agreement, as herein amended, shall remain in full force and effect.

Michael D. Fricklas

March 5, 2007

If the foregoing correctly sets forth our understanding, please sign, date and return all three (3) copies of this letter agreement to the undersigned for execution on behalf of Viacom; after this letter agreement has been executed by Viacom and a fully executed copy returned to you, it shall constitute a binding amendment to your Employment Agreement.

Very truly yours,

VIACOM INC.

By:	/s/ JoAnne Adams Griffith
Name:	JoAnne Adams Griffith
Title:	Executive Vice President, Human Resources

ACCEPTED AND AGREED:

/s/ Michael D. Fricklas
Michael D. Fricklas

Dated: March 5, 2007